March 30, 2005

Terra Nova Acquisition Corporation
Toronto, Ontario

Dear Sir/Madam:

We hereby consent to the use in the Prospectus constituting a part of this
Amendment No. 2 to the Registration Statement of our report dated January 25,
2005, except as to Note 7 as to which the date is March 3, 2005, relating to the financial statements of Terra Nova Acquisition Corporation, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding uncertainties as to the ability of the Company to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the
Prospectus.

Very truly yours,

/S/ BDO Seidan, LLP
BDO Seidman, LLP